Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cell Therapeutics, Inc. for the registration of 9,877,932 shares of its common stock and to the incorporation by reference therein of our report dated February 6, 2004, with respect to the 2002 and 2003 consolidated financial statements and schedule of Cell Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

November 29, 2005